Consent of Independent Registered Public Accounting Firm

American Standard Energy Corp.
Scottsdale, Arizona

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 20, 2012, relating to the consolidated financial statements of American Standard Energy Corp., which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP
Houston, Texas

August 3, 2012